SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) June 10, 2010

Pope Resources, A Delaware Limited Partnership
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1313292 (I.R.S. Employer Identification No.)

19245 Tenth Avenue NE, Poulsbo, Washington   98370
(Address of principal executive offices)        (ZIP Code)

Registrant's telephone number, including area code (360) 697-6626

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 10, 2010 the Partnership entered into a new $20.0 million term loan agreement with Northwest Farm Credit Services (NWFCS). The new loan has three tranches of varying maturities and interest rates so that, when combined with the 10-year mortgage we entered into last fall, our long-term debt now carries a blended interest rate of 5.70% (see table below). Debt service obligations during the term of the loan will be interest-only, with the full principal amount due for each tranche at the respective 5, 7, and 15-year tranche maturities. Proceeds from this new term loan replace an $18.6 million term loan carrying a fixed interest rate of 7.63% to John Hancock Life Insurance Company (JHLIC) that was not due in full until April 2011. In addition to retiring the JHLIC note, the Partnership paid $1.2 million of debt extinguishment costs due to JHLIC for early retirement of this debt. The Partnership paid off both the JHLIC loan and debt extinguishment costs in April 2010 by utilizing cash on hand and tapping the Partnership’s revolving line of credit.

Following the funding of the new term loan, the Partnership has a debt structure, all financed through NWFCS, totaling $29.8 million with the following staggered maturities and interest rates:

Balance	Maturity	Interest Rate
$5.0 million	September 2015	4.10%
$5.0 million	September 2017	4.85%
$9.8 million	September 2019	6.40%
$10.0 million	September 2025	6.05%
Weighted average term debt rate		5.64%

As part of the aforementioned term loan refinancing with NWFCS, the Partnership has restructured its NWFCS line of credit to provide for a maturity of August 2013 and a loan limit of $20 million, down from the $35 million currently available. As mentioned above, this line of credit was utilized to bridge between the April 2010 payoff of JHLIC to the funding of the new term loan in June 2010. The line of credit utilizes variable borrowing rates dependent on factors set forth by the loan agreement.  At closing there were no amounts outstanding under the revised agreement.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

DATE: June 16, 2010	By:	/s/ Thomas M. Ringo
Thomas M. Ringo
Vice President and Chief Financial Officer, Pope Resources, A Delaware Limited Partnership, and Pope MGP, Inc., General Partner